EXHIBIT 99.1
LIN TV REPORTS CORRECTED DILUTED EPS

Contacts:	Investors:	Media:
	Vincent L. Sadusky	Mark Semer
	Chief Financial Officer	Kekst and Company
	(401) 457-9403	(212) 521-4802
PROVIDENCE, RHODE ISLAND, August 5, 2005 – LIN TV Corp. (NYSE: TVL) reported that due to a mathematical error, its financial results news release issued on July 27, 2005 contained incorrect information relating to its diluted (loss) income per common share. The corrected results are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
As Reported:
Income (loss) from continuing operations before cumulative effect of change in accounting principle	$0.14	$0.31	$—	$0.27
Loss (income) from discontinued operations, net of tax provision	—	—	—	—
Loss from sale of discontinued operations, net of tax benefit	—	(0.03)	—	(0.03)
Cumulative effect of change in accounting principle, net of tax	—	—	—	0.06
Net income (loss)	0.14	0.29	—	0.31

Weighted — average number of common shares outstanding used in calculating diluted (loss) income per common share	54,236	50,731	50,573	50,753

Corrected:
Income (loss) from continuing operations before cumulative effect of change in accounting principle	$0.17	$0.28	$—	$0.25
Loss (income) from discontinued operations, net of tax provision	—	—	—	—
Loss from sale of discontinued operations, net of tax benefit	—	(0.02)	—	(0.02)
Cumulative effect of change in accounting principle, net of tax	—	—	—	0.06
Net income (loss)	0.17	0.25	—	0.29

Weighted — average number of common shares outstanding used in calculating diluted (loss) income per common share	54,236	54,084	50,573	54,106

The corrected release reads:
LIN TV REPORTS SECOND-QUARTER 2005 RESULTS
PROVIDENCE, RHODE ISLAND, July 27, 2005 – LIN TV Corp. (NYSE: TVL), the parent of LIN Television Corporation, today reported financial results for the quarter ended June 30, 2005.
Net revenues for the second quarter of 2005 increased 2.2% to $98.4 million compared to net revenues of $96.3 million in the second quarter of 2004. Direct operating and selling, general and administrative expenses, which exclude depreciation, were $53.9 million compared to $49.9 million in the second quarter of 2004. Amortization of program rights increased to $6.5 million in the second quarter of 2005 from $5.9 million in the second quarter of 2004, and depreciation and amortization increased to $8.9 million from $8.0 million. Corporate overhead increased to $5.1 million from $3.9 million in the comparable 2004 period. Operating income for the second quarter of 2005 was $24.0 million compared to $28.6 million for the second quarter of 2004.
Net income for the second quarter of 2005 was $10.1 million, or $0.17 per diluted share, compared to $14.6 million, or $0.25 per diluted share, in the second quarter of 2004.
Net revenues for the six months ended June 30, 2005 increased to $176.9 million compared to net revenues of $176.2 million in the same period in 2004. Operating income for the six months ended June 30, 2005 was $32.5 million compared to $43.7 million for the same period in 2004.
Net loss for the six months ended June 30, 2005 was $0.2 million, compared to net income of $16.0 million, or $0.29 per diluted share, for the same period in 2004. Net loss for the first six months of 2005 includes a $12.3 million pre-tax loss on extinguishment of debt. Net income for the first six months of 2004 reflected a $3.3 million gain resulting from the cumulative effect of a change in accounting principle related to the consolidation of Banks Broadcasting, Inc. on March 31, 2004 following the adoption of FIN 46(R).
Capital expenditures were $5.0 million during the first six months of 2005 compared to $10.0 million in the first six months of 2004. The Company received $3.1 million in cash distributions from equity investments in the first six months of 2005 compared to $3.3 million in the first six months of 2004.
CEO Comment
Gary Chapman, LIN TV’s Chairman, President and Chief Executive Officer, said, “We are pleased that we were able to grow second-quarter revenues in a challenging TV advertising market. This performance was driven by the recent acquisition of the UPN stations in

Indianapolis and Columbus, as well as our Spanish-language, Internet and new business direct efforts. While we expect that this environment will continue through the second half of 2005, we anticipate an upturn in 2006 with the Olympics benefiting our NBC stations and elections benefiting the entire LIN TV portfolio.”
Balance Sheet
Total debt outstanding on June 30, 2005 was $717.9 million and cash and cash equivalent balances were $11.0 million. The Company’s net consolidated leverage as defined in its credit facility was approximately 5.2x as of June 30, 2005.
Guidance
Based on current pacings, LIN TV expects that third quarter revenue will decrease in the low single digits compared to net revenue of $91.0 million for the third quarter of 2004. Excluding the newly acquired stations, WNDY and WWHO, the Company expects same station revenue to be down in the mid single digits from the third quarter of the prior year. Expense guidance is as follows:

Direct operating and SG&A expenses	Approximately $214 — $217 million
Program amortization	Approximately $27 — $29 million
Cash payments for programming	Approximately $31 — $33 million
Depreciation and amortization	Approximately $33 — $35 million
Cash interest expense	Approximately $37 — $39 million
Corporate overhead	Approximately $18 — $20 million
Capital expenditures	Approximately $22 — $24 million
Cash taxes	Approximately $3 — $5 million

Includes approximately $1.0 million and $2.0 million of non-cash stock compensation in direct operating and corporate overhead expenses, respectively.

About LIN TV
LIN TV Corp. is an owner and operator of 25 television stations in 14 mid-sized markets in the U.S. and Puerto Rico.
LIN TV owns approximately 20% of KXAS-TV in Dallas, Texas and KNSD-TV in San Diego, California through a joint venture with NBC, and is a 50% non-voting investor in Banks Broadcasting, Inc., which owns KWCV-TV in Wichita, Kansas and KNIN-TV in Boise, Idaho. LIN TV also is a one-third owner of WAND-TV, the ABC affiliate in Decatur, Illinois, which it manages pursuant to a management services agreement.
Financial information and overviews of LIN TV’s stations are available on the Company’s website at www.lintv.com .
Conference Call
LIN TV will hold a conference call to discuss its second quarter 2005 results TODAY, Wednesday, July 27, 2005, at 8:30 am ET. To participate in the call, please call (800) 310-1961 (U.S. callers) or (719) 457-2692 (international callers) approximately 10 minutes prior to the scheduled start of the call and reference 1519624. The call can also be accessed via the investor relations section of the company’s website at www.lintv.com (listen-only).
If you are unable to participate in the live call, a taped replay will be available from 11:30 am ET today until August 3, 2005 at midnight ET. The replay can be accessed by dialing (888) 203-1112 (U.S. callers) or (719) 457-0820 (international callers), and using reference code 1519624.
Safe Harbor Statement
This press release may include statements that may constitute “forward-looking statements,” including the information under the caption “Guidance” and other estimates of future business prospects or financial results and statements containing the words “believe,” “estimate,” “project,” “expect,” or similar expressions. Forward-looking statements inherently involve risks and uncertainties, including, among other factors, general economic conditions, demand for advertising, the war in Iraq or other geopolitical events, competition for audience and programming, government regulations and new technologies, that could cause actual results of LIN TV to differ materially from the forward-looking statements. Factors that could contribute to such differences include the risks detailed in the Company’s registration statements and periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.
# # #

LIN TV CORP.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share information)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net revenues	$98,442	$96,338	$176,881	$176,182

Operating costs and expenses:

Direct operating (excluding depreciation of $8.5 million and $7.8 million for the three months ended June 30, 2005 and 2004, respectively, and $16.2 million and $15.3 million for the six months ended June 30, 2005 and 2004, respectively)	27,060	25,390	53,071	50,020
Selling, general and administrative	26,884	24,488	51,646	46,988
Amortization of program rights	6,534	5,911	12,389	11,635
Corporate	5,099	3,930	10,354	8,028
Depreciation and amortization of intangible assets	8,873	8,041	16,912	15,817

Total operating costs	74,450	67,760	144,372	132,488

Operating income	23,992	28,578	32,509	43,694
Other (income) expense
Interest, net	10,835	11,872	21,745	23,526
Share of income in equity investments	(1,463)	(2,597)	(1,709)	(2,764)
Minority interest in loss of Banks Broadcasting, Inc.	(74)	(245)	(286)	(245)
Gain on derivative instruments	(2,096)	(3,630)	(1,595)	(4,620)
Loss on extinguishment of debt	21	1,510	12,330	4,447
Other, net	(235)	339	166	220

Total other expense, net	6,988	7,249	30,651	20,564

Income from continuing operations before provision for income taxes and cumulative effect of change in accounting principle	17,004	21,329	1,858	23,130
Provision for income taxes	6,909	5,403	2,083	9,200

Income (loss) from continuing operations before cumulative effect of change in accounting principle	10,095	15,926	(225)	13,930

Discontinued operations:
Loss (income) from discontinued operations, net of tax provision of $104 and $311 for the three and six months ended June 30, 2004, respectively	—	25	—	(44)
Loss from sale of discontinued operations, net of tax benefit of $1,094 for the three and six months ended June 30, 2004	—	1,284	—	1,284
Cumulative effect of change in accounting principle, net of tax effect of $0	—	—	—	(3,290)

Net income (loss)	$10,095	$14,617	$(225)	$15,980

Basic (loss) income per common share:
Income (loss) from continuing operations before cumulative effect of change in accounting principle	$0.20	$0.32	$—	$0.28
Loss (income) from discontinued operations, net of tax provision	—	—	—	—
Loss from sale of discontinued operations, net of tax benefit	—	(0.03)	—	(0.03)
Cumulative effect of change in accounting principle, net of tax	—	—	—	(0.07)
Net income (loss)	0.20	0.29	—	0.32
Weighted — average number of common shares outstanding used in calculating basic (loss) income per common share	50,633	50,271	50,573	50,232

Diluted (loss) income per common share:
Income (loss) from continuing operations before cumulative effect of change in accounting principle	$0.17	$0.28	$—	$0.25
Loss (income) from discontinued operations, net of tax provision	—	—	—	—
Loss from sale of discontinued operations, net of tax benefit	—	(0.02)	—	(0.02)
Cumulative effect of change in accounting principle, net of tax	—	—	—	0.06
Net income (loss)	0.17	0.25	—	0.29

Weighted — average number of common shares outstanding used in calculating diluted (loss) income per common share	54,236	54,084	50,573	54,106

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Supplemental Financial Data:
Debt outstanding	$717,891	$669,765	$717,891	$669,765
Cash and cash equivalents	10,960	15,511	10,960	15,511
Capital expenditures	3,669	8,272	5,213	10,012
Program rights payments	7,471	6,149	13,817	12,074
Distributions from equity investments	—	1,630	3,055	3,260
Cash taxes	1,406	3,452	1,662	3,452
Stock-based compensation	636	39	1,753	229
Interest Expense Components:
Senior Credit Facility	$2,306	$1,913	$4,313	$3,870
$375,000 and $200,000 as of June 30, 2005 and 2004, respectively, 6 1/2% Senior Subordinated Notes	6,229	3,290	11,438	6,540
$125,000, 2.50% Exchangeable Senior Subordinated Debentures	807	823	1,588	1,604
$166,440 as of June 30, 2004, 8% Senior Notes	—	3,917	1,356	7,636
Other interest expense (income), net	55	(81)	(157)	(166)

Interest expense before amortization of discount and	9,397	9,862	18,538	19,484
deferred financing fees Amortization of discount and deferred financing fees	1,438	2,010	3,207	4,042

Total interest expense, net	$10,835	$11,872	$21,745	$23,526